                                                                      EXHIBIT 11

                                   NVR, INC.
                       Computation of Earnings Per Share
               (amounts in thousands, except per share amounts)

                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                             --------------------------    --------------------------
                                                 1998          1997            1998          1997
                                             ------------  ------------    ------------  ------------
1.   Net income                              $      8,752  $      9,043    $     19,612  $     14,806
                                             ============  ============    ============  ============

2.   Average number of shares
     outstanding                                   11,356        11,796          11,376        12,239

3.   Shares issuable upon exercise
     of dilutive options, warrants and
     subscriptions outstanding during
     period, based on average market
     price                                          2,065           933           2,055           949
                                             ------------  ------------    ------------  ------------

4.   Average number of shares
     and share equivalents outstanding
     (2 + 3)                                       13,421        12,729          13,431        13,188
                                             ============  ============    ============  ============

5.   Basic earnings per share (1/2)          $       0.77  $       0.77    $       1.73  $       1.21
                                             ============  ============    ============  ============

6.   Diluted earnings per share (1/4)        $       0.65  $       0.71    $       1.46  $       1.12
                                             ============  ============    ============  ============
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